UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   November 26, 2002

Taylor Capital Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of incorporation)	0-50034 (Commission File Number)	36-4108550 (IRS Employer Identification No.)

350 East Dundee Road, Suite 300, Wheeling, Illinois 60090
(Address of Principal Executive Offices, including zip code)

(847) 537-0020
(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On November 27, 2002, Taylor Capital Group, Inc. (the “Company”) entered into a Loan and Subordinated Debenture Purchase Agreement (the “Agreement”), which provides for a $22 million credit facility (the “LaSalle Facility”) with LaSalle Bank National Association (“LaSalle”), as lender. The LaSalle Facility is comprised of an $11.5 million revolving credit facility (the “Revolving Loan”), a $500,000 term loan (the “Term Loan”) and subordinated debt in the principal amount of $10 million (the “Subordinated Loan”, together with the Revolving Loan and the Term Loan, the “Loans”). The Subordinated Loan portion of the LaSalle Facility is not secured. The Term Loan and Revolving Loan are secured by the Company’s pledge of the capital stock of Cole Taylor Bank (the “Bank”), its wholly-owned subsidiary.

     The principal of the Term Loan bears interest per annum, at the Company’s election, at a rate equal to 1.15% (115 basis points) plus the LIBO Rate, as defined in the Agreement, or at a rate equal to the Base Rate, as defined in the Agreement, until maturity on November 27, 2009, when the balance is due. The principal of the Revolving Loan bears interest per annum, at the Company’s election, at a rate equal to 1.15% (115 basis points) plus the LIBO Rate, or at a rate equal to the Base Rate, until maturity on November 27, 2003, when the balance is due. Both the Revolving Loan and Term Loan have a minimum annual interest rate of 3.5%. The Subordinated Loan bears interest per annum at a rate equal to 2.75% (275 basis points) plus the LIBO Rate, or at a rate equal to 2.50% (250 basis points) plus the Base Rate, until maturity on November 27, 2009, when the balance is due. The Subordinated Loan requires interest only payments until maturity.

     At closing, the Company drew down the full amount of the Term Loan and the Subordinated Loan. To date, the Company has not drawn any amounts on the Revolving Loan. The proceeds of the Term Loan and the Subordinated Loan were used to pay off existing indebtedness outstanding under the Company’s prior credit facility with LaSalle.

     The Agreement contains financial and operating covenants similar to those set forth in the Company’s prior credit facility with LaSalle. An addition to the events of default was a requirement that the Taylor family, which includes Iris Tark Taylor, Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil, beneficially own, in the aggregate, more than 50% of the capital stock of the Company and more than 50% of the voting stock of the Company. The Taylor family currently owns approximately 61% of the Company’s outstanding common stock. Upon the occurrence of an event of default as set forth in the Agreement, LaSalle will be entitled to certain remedies under the Agreement. In addition, for any calendar year beginning with 2003, the Company also agreed that it would not declare or pay any cash dividends in excess of 25% of its net after-tax income and that the Bank would not declare or pay any cash dividend to the Company in excess of 60% of the Bank’s net after-tax income. There are no restrictions under the Agreement on dividends declared on the trust preferred securities of the Trust.

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     Additionally, the Bank signed a non-binding letter of intent, effective November 26, 2002, to lease approximately 102,000 square feet in Rosemont, Illinois for a centralized corporate center in which its support and servicing functions would be consolidated. This letter of intent is subject to a number of conditions, including final approval of the letter of intent and lease documents by the Company’s board of directors, and both the Bank and the landlord have reserved the right to withdraw the letter of intent at any time.

     The foregoing description of events is qualified in its entirety by reference to the agreements described above. The Agreement, and the exhibits thereto, are included as exhibits to this Current Report on Form 8-K. We encourage you to read these agreements.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By: /s/ Bruce W. Taylor Name: Bruce W. Taylor Title: President

Dated as of December 3, 2002.

EXHIBIT INDEX

Exhibit #	Description

99.1*	Loan and Subordinated Debenture Purchase Agreement, dated November 27, 2002, between LaSalle Bank National Association and Taylor Capital Group, Inc.

•     The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.